Exhibit 99.1

NEWS
The Sherwin-Williams Company	• 101 W. Prospect Avenue	• Cleveland, Ohio 44115	• (216) 566-2000

Sherwin-Williams Board of Directors Elects Heidi Petz CEO

Effective January 1, 2024

CEO selection is result of well-developed process ensuring a seamless transition focused on strength, momentum and growth

CLEVELAND, October 11, 2023 – The Sherwin-Williams Company (NYSE: SHW) announced today that its Board of Directors has elected Heidi G. Petz to serve as the Company’s next Chief Executive Officer (CEO), effective January 1, 2024. Ms. Petz, 48, who has served as President and Chief Operating Officer of Sherwin-Williams for the last two years, will assume the CEO duties currently held by Chairman and CEO John G. Morikis. Ms. Petz will continue to serve as President. After serving as CEO since 2016, Mr. Morikis will continue to serve as Executive Chairman. In addition, the Board increased its size from 10 to 11 members and elected Ms. Petz to fill the resulting vacancy, effective October 10, 2023.

“Today’s announcement follows a comprehensive process and multi-year organizational succession plan to identify the best candidate to lead the Company,” said Mr. Morikis. “Heidi has been an invaluable member of my leadership team, demonstrating a record of driving growth and operational excellence that has generated increased value for our customers, shareholders and employees. With this transition, Heidi becomes only the tenth CEO in the 157-year history of the Company. Supported by a deep and experienced senior leadership team, she is the right leader to accelerate achievement of the Company’s growth and profitability goals.”

Prior to serving as the Company’s President and Chief Operating Officer, Ms. Petz served as President of The Americas Group and previous to that role, served as President of the Consumer Brands Group, successfully leading both of these global businesses through some of the most challenging periods in the Company’s history. Ms. Petz joined the Company in June 2017 in connection with the Valspar acquisition. Prior to joining Valspar in 2013, she held various leadership positions with Target Corporation, Newell Rubbermaid and PriceWaterhouseCoopers.

“The selection of Heidi as CEO is the result of a well-developed and thoughtful process to ensure a seamless leadership transition that focuses on strength, momentum and growth,” commented Jeff M. Fettig, Sherwin-Williams Lead Director. “We are pleased John has agreed to remain in his role as Executive Chairman, continuing an incredible career that began 39 years ago as a member of one of the first Sherwin-Williams management trainee classes, progressing through numerous roles of increasing responsibility, and ultimately ascending to CEO. On behalf of the entire Board, we thank John for his extraordinary leadership, commitment and dedication to Sherwin-Williams, as well as his many accomplishments and business decisions that drove the Company’s strong performance and unprecedented growth during his tenure as CEO.”

Ms. Petz succeeds Mr. Morikis surrounded by a highly experienced group of leaders, which remains intact and averages 27 years of Sherwin-Williams experience. Allen J. Mistysyn will continue as Senior Vice President – Finance and Chief Financial Officer, and Justin T. Binns, Karl J. Jorgenrud and Todd D. Rea will continue as leaders of the Company’s reportable segments. Colin M. Davie will lead the global supply chain organization, inclusive of global manufacturing operations, which will continue to be led by Joseph F. Sladek. Mr. Binns and Mr. Jorgenrud will assume additional enterprise-wide responsibilities, including greater engagement with the global supply chain organization to accelerate customer solutions and drive productivity.

Ms. Petz serves on the Board of Directors of Ulta Beauty, Inc. (NYSE: ULTA). She also serves on the Board of the University Hospitals Health System in Cleveland, Ohio and is a member of the Harvard Joint Center for Housing Studies Policy Advisory Board. She holds a bachelor’s degree in business and leadership from the University of Richmond, and an MBA from Loyola University Maryland.

The Company will conduct a conference call to discuss this announcement at 10:00 a.m. EDT on Wednesday, October 11, 2023. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/events-and-presentations/default.aspx, then click on the webcast icon following the reference to the Leadership Webcast. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at this link https://investors.sherwin-williams.com/events-and-presentations/default.aspx beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Investor Relations Contacts:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Sherwin-Williams

Direct: 216.515.8682

investor.relations@sherwin.com

Eric Swanson

Vice President, Investor Relations

Sherwin-Williams

Direct: 216.566.2766

investor.relations@sherwin.com

Media Contact:

Julie Young

Vice President, Global Corporate Communications

Sherwin-Williams

Direct: 216.515.8849

corporatemedia@sherwin.com

John G. Morikis	Heidi G. Petz

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